                                                                EXHIBIT 4.27


                                MASTER AGREEMENT


THIS AGREEMENT is dated April 22, 2001

AMONG:

                  GREGORY B. MAFFEI, of
                  1500 42nd Avenue E., No. 4
                  Seattle, WA 98112

                  ("GBM")

AND:

                  WORLDWIDE FIBER HOLDINGS LTD., an Alberta corporation with an office at 1000 - 1066 West Hastings Street, Vancouver, British Columbia

                  ("WFH")

AND:

                  360NETWORKS INC., a Nova Scotia corporation with an office at 1500 - 1066 West Hastings Street, Vancouver, British Columbia

                  ("360")


WHEREAS:

(A) 360 currently employs GBM as its Chief Executive Officer. In connection with GBM's employment, GBM purchased from 360 62,000,000 shares of 360 (the "PURCHASED SHARES") pursuant to the Stock Purchase Agreement. To finance GBM's purchase of the Purchased Shares, he delivered the Original Note.

(B) Pursuant to Section 8 of the Stock Purchase Agreement, GBM was granted the Prior GBM Put, whereby GBM has the right to require 360 to purchase certain Purchased Shares at their fair market value, as determined pursuant to the Stock Purchase Agreement. Prior to any of the transactions contemplated hereby, GBM had informed 360 that he may be compelled to exercise the Prior GBM Put to reduce the risk to him of his recourse obligations under the Original Note.

(C) 360 does not currently have a right to set-off its obligations under the Prior GBM Put against the Original Note. Further, the Prior GBM Put is not currently delegable to WFH under present circumstances. If GBM were to exercise the Prior GBM Put, it could therefore adversely affect 360's liquidity and capital resources, cause compliance issues under 360's existing credit facilities, and be perceived adversely by the public investment


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                                     - 2 -


         community. Accordingly, neither WFH nor 360 believe it would be in its best interests for GBM to exercise the Prior GBM Put.

(D) 360 and WFH wish to avoid the risks described in recital C and, to do so, they have requested GBM's cooperation and agreement to facilitate a transaction whereby WFH would assume 360's obligation for GBM's put rights contained in the Stock Purchase Agreement and clarify and amend WFH's put obligations to GBM in the form of the GBM Put provided herein and GBM would agree to cancel his put rights against 360, and 360 would cause the GBM Note to be sold to WFH in exchange for a recourse promissory note made by WFH in favour of 360finance ltd. in an amount equal to the principal and interest owing under the GBM Note. GBM has agreed to release 360 from its obligations with respect to the Prior GBM Put only in the event that WFH, 360 and GBM enter into this Agreement, whereby, among other things, WFH delivers the GBM Put.


(E) WFH would not be willing to purchase the GBM Note unless GBM agrees to increase the interest rate charged on the GBM Note by 0.1% and would not be willing to deliver the GBM Put unless GBM agrees to forbear his rights to exercise the GBM Put for a period of up to 9 months (on the terms and conditions set forth in the Forbearance Agreement) and GBM agrees to grant to WFH certain set-off rights. GBM is willing to enter into the Forbearance Agreement and increase the interest rate on his note, and thereby facilitate the sale of the GBM Note to WFH and 360's delegation of its put obligations to WFH, on the condition that the GBM Note be amended to, among other things, make it non-recourse (except to the Shares) and to grant GBM certain set-off rights, and the further condition that the parties execute this Agreement.

(F) After giving effect to the transactions contemplated by this Agreement and the documents referenced herein, GBM will be indebted to WFH in the amount of $77,500,000, plus accrued but unpaid interest, as evidenced by the Revised GBM Note issued in substitution for the GBM Note.

(G) In consideration of revisions which are incorporated in the Revised GBM Note and the provision by WFH of the GBM Put, GBM has agreed to pledge the Shares, and deliver possession of certificates evidencing the Shares, to WFH to be dealt with as provided herein.

(H) 360 shall retain the Repurchase Right to repurchase some of GBM's Shares, which may be exercised pursuant to the Stock Purchase Agreement.

(I) The transactions described in Recitals C through G are occurring concurrently with the execution of this Agreement and each such transaction is dependent upon a concurrent occurrence of the others.


NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual agreements and covenants described above, contained herein, contained in documents contemplated herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto mutually agree as follows:


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                                     - 3 -


DEFINITIONS AND EXHIBITS

1. In this Agreement the following terms have the meaning ascribed thereto:

         AGGREGATE PUT AMOUNT LIMIT means that number of Shares which, when multiplied by the Fair Market Value applicable to such Shares on an Exercise Date, would at such time satisfy the outstanding principal and interest on the Revised GBM Note;

         ALTERNATIVE FAIR MARKET VALUE (LISTED SECURITIES) means, for the purposes of this Agreement:

         (a) at any time the Subordinate Voting Shares are Listed Securities, the Alternative Fair Market Value (Listed Securities) of a Subordinate Voting Share shall equal the simple average of the closing sale prices of the Subordinate Voting Shares on the Applicable Canadian Exchange (defined in (b) below) for each of the trading days on which there is a closing price falling not more than 20 trading days immediately prior to the Exercise Date, provided that:

                  (i) if there is no published market for Subordinate Voting Shares in Canada, the calculation above will be made solely by reference to the published market outside Canada on which the greatest volume of trading in the Subordinate Voting Shares occurred during the said 20 trading days;

                  (ii) if there has been trading of the Subordinate Voting Shares on the relevant published market for fewer than 10 of the said 20 trading days, the Alternative Fair Market Value (Listed Securities) of a Subordinate Voting Share is the average of the following prices for each day of the said 20 trading days:

                           (A) the average of the bid and ask prices for each day on which there was no trading ; and

                           (B) the closing price of Subordinate Voting Shares for each day that there was trading;

         (b) "Applicable Canadian Exchange" means, if there is only one published market for Subordinate Voting Shares in Canada such published market (which at the date hereof is the TSE), and if there is more than one published market in Canada for Subordinate Voting Shares, the exchange on which the greatest volume of trading of Subordinate Voting Shares occurred during the said 20 trading days;

         (c) for purposes of this definition, the Alternative Fair Market Value (Listed Securites) of a Multiple Voting Share will be equal to the Alternative Fair Market Value (Listed Securities) of a Subordinate Voting Share;

         (d) for purposes of this definition, all references to closing prices and bid and ask prices shall be as published in the Eastern Edition of The Wall Street Journal, or if not published therein, as published in The Globe & Mail, and shall be expressed in US dollars.

         AMENDED STOCK PURCHASE AGREEMENT means the Amended and Restated Stock Purchase Agreement dated April 22, 2001 between GBM and 360;

         CERTIFICATE means a certificate signed by GBM and an officer of 360 (other than GBM) confirming the number of Vested Shares and Unvested Shares as of the date thereof.

         CLOSING has the meaning ascribed thereto in s.6;

         CLOSING DATE has the meaning ascribed thereto in s.6;

         EXERCISE DATE means the date on which GBM notifies WFH of GBM's exercise of the GBM Put;

         FAIR MARKET VALUE means, for purposes of this Agreement:

         (a) at any time when the Subordinate Voting Shares are not traded on any one or more of the Nasdaq National Market Quotation System ("NASDAQ"), the New York Stock Exchange ("NYSE"), the American Stock Exchange ("AMEX") or the Toronto Stock Exchange ("TSE" and together with NASDAQ, NYSE AND AMEX, the "EXCHANGES") (a listed security traded on any of NASDAQ, NYSE, AMEX or TSE being a "LISTED SECURITY"), the fair market value of a Subordinate Voting Share of 360 as determined, at WFH's sole expense, by an appraisal firm or investment bank of national standing experienced in the valuation of such securities ("VALUATION FIRM") selected in good faith by GBM and approved by WFH, which approval shall not be unreasonably withheld or delayed. The determination of Fair Market Value of a share of a Subordinate Voting Share shall be based on the value in U.S. dollars that a willing buyer with knowledge of all relevant facts would pay a willing seller for all the outstanding equity securities of 360 in connection with an auction of 360 as a going concern assuming bidders are prepared to pay a control premium and without any discount for lesser voting rights, lack of liquidity, lack of control, minority holder status or similar factors. The Fair Market Value shall be determined by the Valuation Firm as soon as practicable but in any event not later than 60 days following the date of the appointment of the Valuation Firm. If WFH has not approved a Valuation Firm within 15 days of the proposal of such Valuation Firm by GBM hereunder, then (without prejudice to GBM's other rights and remedies) GBM may request the President of the American Arbitration Association to appoint a Valuation Firm, which will then be the Valuation Firm for the transaction in question. 360 shall furnish to the Valuation Firm all reasonably available information requested by the Valuation Firm. The Fair Market Value established by the Valuation Firm (or by the written agreement of all parties to the transaction) shall be final and binding with respect to each required Valuation;

         (b) at any time the Subordinate Voting Shares are Listed Securities, the Fair Market Value of a share of Subordinate Voting Shares shall equal the average of the closing sale prices of the Subordinate Voting Shares (and in the event that the Subordinate Voting Shares are traded on more than one Exchange, the average of the closing sale prices on each such Exchange on which they are traded) (or, if no sales take place on any such trading day on any Exchange on which the Subordinate Voting Shares are traded, the closing sale price for the Subordinate Voting Shares on such Exchange shall be the average of the closing bid and ask prices of the Subordinate Voting Shares on such trading day on such Exchange) expressed in U.S. dollars and as published in the Eastern Edition of The Wall Street Journal (except with respect to the TSE, which shall be as published in The Globe & Mail) for the 20 consecutive trading days immediately prior to the Exercise Date;

         (c) for purposes of this definition, the Fair Market Value of a Multiple Voting Share will be equal to the Fair Market Value of a Subordinate Voting Share;

         FORBEARANCE AGREEMENT means the Forbearance Agreement made April 22, 2001 between GBM and WFH, a copy of which is attached as Exhibit 3;

         GBM NOTE means the Original Note which has been assigned by 360finance ltd. and reissued by GBM in favour of WFH, a copy of which is attached hereto as Exhibit 2;

         GBM PUT means the put right described herein;

         MARKET VALUE, with respect to any Share, means Fair Market Value; provided, however, that if the Subordinate Voting Shares are Listed Securities and Fair Market Value is 115% or greater than Alternative Fair Market Value (Listed Securities), then Market Value means Alternative Fair Market Value (Listed Securities);

         MULTIPLE VOTING SHARES means multiple voting shares of 360;

         NOTICE means a written notice from any party addressed to all other parties hereto;

         ORIGINAL NOTE means the promissory note dated December 22, 1999 delivered pursuant to the Stock Purchase Agreement;

         PERMITTED TRANSFEREE shall mean:

                  (a) GBM's spouse or children or grandchildren (in each case, natural or adopted);

                  (b) any trust established solely for GBM's benefit or the benefit of GBM's spouse or children or grandchildren (in each case, natural or adopted);

                  (c) any corporation or partnership in which the direct and beneficial owner of all of the equity interest is GBM or GBM's spouse or children or grandchildren (in each case, natural or adopted) (or any trust for the benefit of such persons); or

                  (d) the heirs, executors, administrators or personal representatives upon the death of GBM or upon the incompetency or disability of GBM for purposes of the protection and management of the assets of GBM;

         where such Permitted Transferee agrees in a writing satisfactory to WFH that (A) the provisions of this Agreement including without limitation acknowledgement that the

         Shares are subject to the security interest constituted by the Pledge and the provisions of this Agreement including the set-off rights contained herein, will continue to apply to the transferred Shares in the hands of such Permitted Transferee and (B) such Permitted Transferee will not transfer, or permit any transfer, of the equity in such Permitted Transferee to any entity other than one that also constitutes a Permitted Transferee;

         PLEDGE has the meaning ascribed thereto in s.3 hereof;

         PRIOR GBM PUT means the put right described in the Stock Purchase Agreement;

         REPURCHASE PRICE means the price per Share payable by 360 upon exercise of the Repurchase Right;

         REPURCHASE RIGHT means the right described in the Amended Stock Purchase Agreement whereby 360 has the right in certain circumstances to purchase Unvested Shares;

         REVISED GBM NOTE means the GBM Note as amended and restated in order to make clear the agreed amendments, a copy of which is attached as
         Exhibit 1;

         SALE means a sale, or a hedge or other monetization, of any Vested Shares by GBM;

         SHARES means the Vested Shares and the Unvested Shares (as adjusted from time to time after the date hereof for stock splits, stock dividends, reverse stock splits, combinations, recapitalizations and similar transactions affecting the Shares);

         SPECIFIED SHARE PRICE means, with respect to one Subordinate Voting Share, the sum of US$1.25 (as adjusted for stock splits, stock dividends, reverse stock splits, combinations, recapitalizations and similar transactions affecting the Subordinate Voting Shares) and interest thereon in an amount equal to 6.20% per annum, compounded annually on December 21, 2000, from December 22, 1999 to April 21, 2001, and thereafter in an amount equal to 6.30% per annum, compounded annually, on December 21 in each year thereafter;

         STOCK PURCHASE AGREEMENT means the stock purchase agreement dated as of December 22, 1999 between GBM and 360 (then known as Worldwide Fibre Inc.);

         SUBORDINATE VOTING SHARES means subordinate voting shares of 360;

         UNVESTED SHARES means Shares owned by GBM which remain subject to the Repurchase Right, being at the date hereof 30,690,008 Subordinate Voting Shares; and

         VESTED SHARES means Shares owned by GBM which are not subject to the Repurchase Right, being at the date hereof 21,469,992 Subordinate Voting Shares and 9,840,000 Multiple Voting Shares.

DELIVERY OF REVISED GBM NOTE AND THE FORBEARANCE AGREEMENT

2. GBM agrees to deliver concurrently herewith the Revised GBM Note evidencing the agreed amendments referred to in the Recitals and the parties shall mark the GBM Note "Cancelled". Such replacement of the GBM Note by the Revised GBM Note shall not be considered in any way a repayment of the GBM Note. GBM and WFH will further execute and deliver the Forbearance Agreement concurrently herewith.

PLEDGE BY GBM IN FAVOUR OF WFH

3. GBM hereby mortgages, pledges, charges, assigns and grants a continuing security interest in and to the Shares together with any substitutions therefor and the proceeds (subject to, and as limited by, the terms of s.5 hereof) thereof and all dividends (including stock dividends and dividends consisting of securities), interest, income or other distributions in respect of such shares to and in favour of WFH, as general and continuing collateral security for the payment of the Revised GBM Note (the "PLEDGE"). GBM herewith delivers to WFH the certificate(s) representing the Shares (other than a certificate or certificates for 5,660,000 Vested Subordinate Voting Shares) for the purposes of perfecting the security interest and pledge hereof, together with duly executed stock transfer powers in respect thereof. GBM will deliver a certificate or certificates for the said 5,660,000 Shares if required by s.5 hereof.

Upon payment in full of the Revised GBM Note, the Vested Shares and Unvested Shares shall be released from the Pledge and

         (a) certificate(s) for the Vested Shares shall be delivered to GBM; and

         (b) certificates for the Unvested Shares shall be delivered to and held by 360 until the expiry of the Repurchase Option.

The parties shall mutually agree upon the respective number of Vested Shares and Unvested Shares that are subject to the Pledge at the time of the said release.

Upon appointment of any collateral agent pursuant to s.4 , WFH will deliver any Shares then held pursuant to the Pledge to the collateral agent.

APPOINTMENT OF COLLATERAL AGENT

4. WFH, GBM and 360 agree that they will use reasonable commercial efforts in good faith to appoint an institutional trustee as a collateral agent to hold the Shares subject to the Pledge and to deal with them on reasonably satisfactory terms. The identity of the collateral agent and the terms of the agreement under which the collateral agent holds the Shares shall be subject to the approval of WFH, GBM and 360, acting reasonably and in good faith. In the event that the parties are unable to reach agreement on the identity of the institutional trustee or the terms of the agreement within 21 days of the date of this Agreement, the matters shall be referred to and finally resolved by arbitration under the Rules of the British Columbia International Commercial Arbitration Centre (the "CENTRE"). The appointing authorities shall be the Centre. The case shall be administered by the Centre in accordance with its "Procedures for Cases Under the BCICAC Rules". The place of arbitration shall be Vancouver, British Columbia, Canada.

PARTIAL RELEASE ON SALE BY GBM

5. Notwithstanding the Pledge, GBM shall have the right to enter into a Sale, provided that GBM shall pay to WFH, within 30 days of the closing of any Sale, as a partial payment on a pro-rata basis of the principal amount (and accrued and unpaid interest on such principal amount) of the Revised GBM Note, an amount equal to the Specified Share Price for each Share subject to the Sale. For greater certainty, it is acknowledged and agreed that an Unvested Share may not be the subject of a Sale. In connection with any Sale of the Shares, WFH shall make appropriate arrangements to timely release such Shares from the Pledge, so as to allow the sale to occur in the normal course, so long as, as of the date GBM requests the release of such Shares from the Pledge, the Fair Market Value of the Shares which will remain subject to the Pledge (after giving effect to the Shares requested to be released from the Pledge) is at least 125% of the outstanding principal and accrued interest remaining due under the Revised GBM Note (after giving effect to the payment of the Specified Share Price to be made by GHM to WFH for each Share included in the Sale). GBM and WFH agree that the 5,660,000 Vested Subordinate Voting Shares in respect of which a certificate or certificates were not delivered pursuant to s.3 may be the subject of a Sale and GBM agrees that on or before June 30, 2001 he will pay the Specified Share Price in respect thereof to WFH or will deliver the certificate or certificates representing such Shares to WFH to be held pursuant to the Pledge.

GBM PUT

6. Upon the occurrence of any of the events specified below, GBM or any Permitted Transferee shall have the right to sell all or any portion of his Vested Shares or Unvested Shares, to WFH (the "GBM PUT") as set forth below:

         (a) if GBM ceases to be employed by 360 for any reason, GBM or any Permitted Transferee or, upon the death of either GBM or any Permitted Transferee, his or her beneficiary, shall at any time after such date of termination be entitled to exercise the GBM Put:

                  (i) with respect to any Vested Share at a per Share price equal to the Market Value of the Shares calculated as of the Exercise Date; and

                  (ii) with respect to any Unvested Share at a per Share price equal to the lesser of

                           (A) the Market Value of a Share calculated as of the Exercise Date or

                           (B) the Specified Share Price per Share;

         provided, however, that the aggregate number of Shares that may be put to WFH pursuant to clause (i) or clause (ii) shall not at any time exceed the Aggregate Put Amount Limit;

         (b) during GBM's employment by 360, GBM or any Permitted Transferee or, upon the death of either GBM or any Permitted Transferee, his or her beneficiary, shall be entitled to exercise the GBM Put with respect to any Vested Share at a per Share price equal to the Market Value of the Shares calculated as of the Exercise Date; provided, however, that the aggregate amount of Shares that may be put to WFH pursuant to this s.6(b) shall not exceed the Aggregate Put Amount Limit;

         (c) the closing (the "CLOSING") of any purchase and sale of Shares to be effected as a result of GBM's exercise of the GBM Put shall take place at the offices of WFH at 11:00 a.m. (Pacific Coast Time) on the fifth business day (the "CLOSING DATE") following the later of

                  (i) the Exercise Date, and

                  (ii) in the event that Subordinate Voting Shares are not Listed Securities on the Exercise Date, the date upon which the Valuation Firm determines the Fair Market Value,

         or upon such other date and/or at such other time upon which WFH and GBM may agree in writing;

         (d) at the Closing of any purchase and sale of Shares pursuant to or as a result of GBM's exercise of the GBM Put, subject always to the set-off provisions contained herein:

                  (i) in the event the Subordinate Voting Shares are Listed Securities on the Exercise Date, WFH shall deliver by wire transfer of immediately available U.S. funds to an account designated by GBM (A) if GBM is exercising the GBM Put in respect of that number of Shares that is equal to the Aggregate Put Amount Limit, an amount equal to the product obtained by multiplying such number of Shares by the Market Value thereof calculated in accordance with paragraphs (b) and
                  (c) of the definition of Fair Market Value, or in accordance with the definition of Alternative Fair Market Value (Listed Securities), as the case may be, or (B) if GBM is exercising the GBM Put in respect of that number of Shares that is less than the Aggregate Put Amount Limit, an amount equal to the product obtained by multiplying such number of shares by the Market Value thereof calculated in accordance with paragraphs
                  (b) and (c) of the definition of Fair Market Value, or in accordance with the definition of Alternative Fair Market Value (Listed Securities), as the case may be, and GBM shall deliver the certificate representing the Shares being purchased and sold pursuant to the exercise of the GBM Put; and

                  (ii) in the event the Subordinate Voting Shares are not Listed Securities on the Exercise Date, WFH shall deliver by wire transfer of immediately available U.S. funds to an account designated by GBM (A) if GBM is exercising the GBM Put in respect of that number of Shares that is equal to the Aggregate Put Amount Limit, an amount equal to the product obtained by multiplying such number of Shares by the Fair Market Value thereof calculated in accordance with paragraphs
                  (a) and (c) of the definition of Fair Market Value, or (B) if GBM is exercising the GBM Put in respect of that number of Shares that is less than the Aggregate Put Amount Limit, an amount equal to the product obtained by multiplying such number of shares by the Fair Market Value thereof calculated in accordance with paragraphs (a) and (c) of the definition of Fair Market Value, and GBM shall deliver the certificate representing the Shares being purchased and sold pursuant to the exercise of the GBM Put.

GBM confirms and agrees that the GBM Put on the terms and conditions described herein is WFH's sole obligation with respect to any put right GBM has as of the date hereof or ever has had.

SHARES SUBJECT TO THE REPURCHASE RIGHT

7. The parties acknowledge that 360 continues to have the Repurchase Right. So long as WFH continues to hold Shares pursuant to the Pledge, WFH will hold the Unvested Shares in escrow for 360 to permit 360 to exercise its Repurchase Right. For the purposes of establishing WFH's obligation herein, 360 and GBM covenant to deliver to WFH a Certificate monthly after each release of Unvested Shares to GBM. If 360 exercises its Repurchase Right with respect to any Unvested Shares held by WFH pursuant to the Pledge, 360 will pay the purchase price pursuant to the Repurchase Right so exercised to WFH if and to the extent of any amounts remaining due under the Revised GBM Note, and otherwise to GBM, and such payment, if made to WFH, will fulfil 360's payment obligation to GBM with respect to the Repurchase Right so exercised. The amount of such payment if made to WFH will be applied by WFH as a payment on the Revised GBM Note.

VOTING OF SHARES

8. As long as the Shares that are represented by the share certificates are held pursuant to this Agreement, GBM shall be entitled to vote such Shares and be entitled, subject to s.9, to all rights and privileges of a shareholder of 360.

STOCK DIVIDEND

9. If any stock dividend or other distribution of shares is paid or made on or in respect of any of the Shares represented by the share certificates included in the Collateral Documents while such share certificates are held pursuant to this Agreement, GBM will, forthwith upon his receipt thereof, deliver any share certificates representing such stock dividend or distribution to WFH to be held by WFH pursuant to the provisions of this Agreement, and WFH will accept such share certificates in this regard.

GBM RIGHT TO SETOFF.

10. Notwithstanding anything contained herein to the contrary, GBM shall have the right (but not the obligation), at his sole discretion, to deliver Shares to WFH pursuant to the GBM Put and elect that any amount owed to him by WFH (or any assignee) as a result of the GBM Put automatically reduce the amount owed by GBM under the Revised GBM Note by an equal amount. Without limiting the generality of the foregoing, in the event that GBM exercises the GBM Put and WFH (or any assignee) fails to honor its obligations in accordance with the terms hereof, then GBM shall have the right (but not the obligation), at his sole discretion, to reduce the amount due under the Revised GBM Note by any amount that would have been paid to GBM if WFH (or such assignee) had honored its obligations under the GBM Put, and the Shares so attempted to be put shall be transferred to WFH.

WFH RIGHT TO SETOFF

11. Notwithstanding anything contained herein to the contrary, if GBM exercises the GBM Put and delivers Shares to WFH (or its assignee), WFH (or its assignee) shall have the right (but not the obligation), at its sole discretion, to discharge amounts owed to GBM under the GBM Put, up to the full amount remaining due under the Revised GBM Note, by cancelling the amount owed by GBM under the Revised GBM Note. The right of WFH (or its assignee) under this s.11 shall not be limited or affected by any mortgage, pledge or charge over the Revised GBM Note created by or pursuant to the general security agreement dated as of April 22, 2001 granted by WFH to 360finance ltd.

CONDITIONS FOR WFH OBLIGATIONS

12. The obligations of WFH under s.5 and s.6 shall be conditional upon the receipt by WFH of a Certificate, dated not more than two days prior to the closing of a Sale or the Closing Date, as the case may be, which confirms that GBM has a sufficient number of Vested Shares or Unvested Shares to effect the transaction contemplated by the applicable paragraph.

COVENANT OF WFH

13. So long as the Revised GBM Note is outstanding , WFH agrees with GBM that:

         (a) it will not engage in any business other than the direct or indirect holding or disposing of shares in 360 and Urbanlink Holdings Ltd. (and, in either case, successors); and

         (b) it will not create any indebtedness other than indebtedness in the ordinary course for day-to-day operating expenses including for professional fees, other indebtedness to affiliates which is subordinate to all other indebtedness and the note to 360finance ltd. referred to in recital D.

WFH OBLIGATIONS WITH REGARD TO IRS FORM W-8 BEN

14. With respect to the Revised GBM Note, WFH will provide a duly executed IRS Form W-8 BEN and a statement that WFH is not a bank within the meaning of section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), or a controlled foreign corporation within the meaning of section 881(c)(3)(C) of the Code and that WFH intends to claim exemption from U.S. Federal withholding tax under section 881(c) of the Code. WFH shall indicate whether it is entitled to treaty benefits on such Form W-8 BEN. WFH shall deliver such Form W-8 BEN to GBM within thirty (30) days after WFH's acquisition of the Revised GBM Note. WFH represents that it is not a U.S. person (as such term is defined in section 7701(a)(30) of the Code) and agrees that it will deliver to GBM new, accurate and complete forms or documentation prescribed by applicable law if such forms and documentation are required to be updated so as to permit interest payments to be made without withholding tax or at a reduced rate of withholding tax.

NOTICE

15. Any notice, request, direction or other instrument required or permitted to be given hereunder by any party to another will be deemed to be well and sufficiently given if in writing and delivered by hand (including commercial courier service) to the applicable party at the applicable address set out in the initial pages of this Agreement or to such other address as is specified by the particular party by notice to each other party hereto.

DEEMED RECEIPT

16. Any notice delivered as aforesaid will be deemed conclusively to have been effectively given and received on the day such notice was delivered as aforesaid, if it was delivered by hand (including commercial courier).

GENDER AND NUMBER

17. In this Agreement, words importing the masculine gender include the feminine or neuter, words in the singular include the plural, words importing a corporate entity include individuals and vice versa.

SEVERABILITY

18. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable, but only to the extent that such enforcement does not fundamentally alter the intent of the parties as evidenced by this Agreement.

GOVERNING LAW

19. This Agreement is and will be deemed to have been made in the Province of British Columbia, for all purposes will be governed exclusively by and construed in accordance with the laws prevailing in British Columbia and the laws of Canada applicable therein, and the rights and remedies of the parties hereto will be determined in accordance with those laws.

ATTORNMENT

20. The parties hereto irrevocably attorn to the exclusive jurisdiction of the courts of British Columbia and all courts having appellate jurisdiction thereover, and agree that any proceeding commenced or maintained in respect of or arising as a consequence of this Agreement will be commenced and maintained only in such of those courts as is appropriate.

ENUREMENT; TRANSFER TO WFH SUBSIDIARY

21. This Agreement shall inure to the benefit of the successors and assigns of WFH and 360 and, subject to the restrictions on transfer set forth in this Agreement, be binding upon GBM, GBM's heirs, executors, administrators, successors, and Permitted Transferees.

Notwithstanding anything contained in this Agreement to the contrary, WFH shall not delegate any of its obligations hereunder without the prior written consent of GBM, and any such delegation without GBM's written consent shall be void and of no effect; provided that WFH may, with the consent of GBM which shall not be unreasonably withheld, transfer its rights and obligations under this Agreement to a wholly-owned subsidiary of WFH if WFH transfers the Revised GBM Note to such subsidiary concurrently therewith. It shall not be unreasonable for GBM to withhold his consent to any transfer if he is of the opinion, reasonably held, that, as a result of such transfer, his rights and obligations under this Agreement would be prejudiced or subject to risk which does not exist with respect to WFH.

COUNTERPARTS

22. This Agreement may be executed by any party hereto and delivered, in original form or by electronic facsimile, in several counterparts, each of which together will be read and construed and will constitute one and the same instrument as if all of the parties hereto executed the same document.

IN WITNESS WHEREOF the parties have executed and delivered this Agreement on the day and year first above written.



Signed
---------------------------------------
GREGORY B. MAFFEI



WORLDWIDE FIBER HOLDINGS LTD.


Per: Signed____________________________
     Authorized Signatory



360 NETWORKS INC.


Per: Signed____________________________
     Authorized Signatory